Exhibit 99.1
ION Reports First Quarter 2009 Results
Company Updates 2009 Guidance
     HOUSTON — May 6, 2009 — ION Geophysical Corporation (NYSE: IO) today reported a first quarter 2009 net loss of ($10.4) million on revenues of $106.9 million, or ($0.10) per diluted share, excluding the after-tax loss from special items totaling $28.1 million, net of tax, or ($0.29) per diluted share. Including the special charges, ION’s net loss for the first quarter of 2009 was ($38.4) million, or ($0.39) per diluted share. In the first quarter of 2008, ION’s net income was $7.6 million, or $0.08 per diluted share, on revenues of $140.2 million.
     The special charges in the first quarter include further intangible asset impairment charges of $38.0 million, before tax, primarily associated with ARAM’s acquired proprietary technology assets, and severance charges of $1.6 million related to additional reductions in headcount. A reconciliation of the special charges can be found in a table at the end of this press release.
     Bob Peebler, ION’s Chief Executive Officer, said, “We continue to be affected by the substantial cuts in capital expenditures for exploration and production among the oil and gas companies and the cautious approach taken by many of our contractor customers resulting from the sharp decline in commodity prices. Our first quarter results reflect the impact of the continuing economic downturn and the fact that our first quarter is typically our weakest quarter of the year.
     “Despite the current challenging operating conditions, our ION Solutions and Data Management Solutions groups experienced a very good quarter. Despite a weak marine seismic market, our Marine Imaging Systems division continues to see strong interest in its Intelligent Acquisition (IA™) streamer technologies and has a solid pipeline of business for the balance of the year. While the performance of our Land Imaging System division continues to be adversely affected by weakness in the land seismic markets in North America and Russia, we have started to see some signs of improved activity in other parts of the world.

     “We are also benefiting from our technology offerings, including strong demand for our data processing services (led by our leadership in reverse time migration, or RTM) as well as strength for marine Intelligent Acquisition technologies from the operators of both new vessels and those retrofitting existing boats. We are very excited to have begun the full commercialization of FireFly® with a long-standing customer with a global operating footprint. We also just announced that a 6,100 station FireFly system will be utilized by BP America Production Company on two high-channel count, full-wave seismic acquisition programs in northeast Texas, including portions of the Haynesville shale resource play. This will be the first deployment of FireFly in which vibroseis will serve as the energy source. In addition, this week we announced that Compania Mexicana de Exploraciones (Comesa), an oilfield services company majority owned by PEMEX, the national oil company of Mexico, will be using an 8,000 station FireFly system on three projects in Mexico, with our personnel involved in every phase of each project, including planning, survey design, data processing and reservoir interpretation.
     “We continue to expect a challenging year for the rest of 2009 for land systems and vibroseis vehicle sales to land contractors in North America and Russia due to the limited availability of capital. However, as a result of a strong backlog and pipeline of business, we continue to expect solid marine systems sales for the remainder of 2009. Our processing backlog also remains solid through 2009 as oil companies continue to focus on extracting additional insights from previously acquired data sets through data reprocessing. In our Integrated Seismic Solutions (BasinSPAN™) business, we expect revenues from our new venture programs and data library sales to increase during the second half of 2009.
     “In the current challenging environment, we continue to focus on cash generation and cost reduction, while maintaining our long-term commitment to continued technology development. We have based our business model on an “asset light” strategy. We are not in the field crew business, and therefore do not have large amounts of capital and other resources invested in vessels or other assets necessary to support contracted acquisition services, nor do we have a large manufacturing footprint. We are a technology company with mainly variable costs related to our personnel. This cost structure gives us the flexibility to rapidly adjust our expense base when the inevitable downward cycles hit our industry. This business model has allowed us to reduce our annual operating expense run-rate by over $40 million in a very short period of time. We have focused on rapidly adjusting our headcount to better match the current level of activity, while preserving investment in our longer-term R&D programs. This flexibility has served us well over the last few months and should allow us to be better positioned for the expected recovery.”
FIRST QUARTER 2009
     Total revenues in the first quarter of 2009 decreased 24% to $106.9 million compared to $140.2 million a year ago. First quarter revenues in the ION Solutions and Data Management Solutions divisions were comparable to 2008 first quarter results. The Marine Imaging Systems segment results decreased over last year’s revenues mainly due to the timing of sales. The Land Imaging Systems division continued to be the most impacted by the economic downturn and tightening of credit markets and consequently reported lower results.
     During the first quarter of 2009, the ION Systems group generated sales of $59.9 million compared to $93.5 million in the same period in 2008. Marine Imaging Systems’ revenues decreased to $18.5 million compared to $34.5 million a year ago mainly due to the timing of the entry of new vessels into the market. Market demand for the Company’s DigiFIN™ system remained strong as customers continue to retrofit their existing fleets with the latest streamer control technology. Land Imaging Systems’ revenues decreased to $34.2 million compared to $49.9 million in the first quarter of 2008. Despite the inclusion of ARAM’s operating results, the division was adversely impacted by the continuing economic recession and depressed credit markets, which resulted in reduced sales of systems, geophones and vibroseis trucks in North America and Russia. However, partially offsetting this decline were increased sales in China, India and North Africa during the first quarter. Data Management Solutions (Concept Systems) revenues decreased to $7.2 million for the first quarter compared to $9.2 million a year ago, due entirely to changes in foreign currency exchange rates as the pound sterling weakened significantly against the dollar compared to last year.

Removing the effect of the exchange rates, Data Management Solutions’ revenues increased by 9% compared to prior year.
     The ION Solutions group generated $47.0 million in revenues compared to $46.6 million in the same period a year ago. The increase was primarily driven by continued strong data processing revenues.
     Consolidated gross margins for the first quarter of 2009 decreased to 32% from 35% in the first quarter of 2008, primarily due to increased amortization charges of $3.2 million relating to the ARAM acquisition. Removing the impact of the amortization charges, consolidated gross margins for the first quarter ended 2009 and 2008 were equal at 35%. Land Imaging Systems’ gross margins decreased 7 percentage points related to these amortization charges. Marine Imaging Systems’ gross margins decreased 2 percentage points to 44% compared to last year mainly due to product sales mix. During the first quarter, gross margins in the ION Solutions division remained flat at 32%. Data Management Solutions’ gross margins increased 4 percentage points over the prior year due to product sales mix, primarily because more lower-margin hardware sales occurred during the first quarter of 2008 as customers upgraded in preparation for incorporating Orca® on their vessels.
     Operating expenses, excluding the impairment of intangible assets and severance charges, as a percent of revenues for the first quarter of 2009 increased to 37% compared to 27% in the prior year period. The first quarter increase, excluding the special charges, which increased by $1.0 million in total year-over-year, resulted primarily from the decrease in revenues in relation to operating expenses and the addition of ARAM. Based upon its recent cost reduction measures (described further below), the Company expects to incur lower operating costs for the remainder of 2009 than in prior periods. The Company’s effective tax rate during the first quarter of 2009 was 27.1% (benefit on a loss) compared to 19.4% (provision on income) for 2008. The increase in effective tax rate relates primarily to the Company’s tax benefit related to further impairment of intangible assets, which is taxed at 29%. The inclusion of this benefit at the higher tax rate increased the Company’s overall effective tax rate for the quarter.

     In response to the recent downturn in the market for ION’s products and services, the Company has taken measures to reduce its cost structure. From the fourth quarter of 2008 through the end of the first quarter of 2009, the Company has reduced its headcount by 319 positions, or approximately 21% of its total employee headcount. Including all contractors and employees, the Company has reduced its total headcount by 424 positions, or 23%. In April 2009, the Company also initiated a salary reduction program that reduced employee base salaries by 12% for the Company’s chief executive officer, chief operating officer and chief financial officer, 10% for all other executives and senior management, and 5% for most other employees. Additionally, the Company’s Board of Directors elected to implement a 15% reduction in director fees. The Company also elected to suspend its matching contributions to its employee 401(k) plan contributions. In addition to the cost reductions, the Company has slowed its capital spending, including investments for its multi-client data library. The Company has also reduced its research and development spending but plans to continue to fund strategic programs to position the Company for the expected recovery in economic activity. Overall, the Company has shifted its priorities to generating cash flow and reducing cost structure, while maintaining a long-term commitment to continued technology development.
     Including the special items, ION’s income from operations during the first quarter was a loss of ($44.6) million compared to income of $10.3 million in the first quarter of 2008. After adjusting for the special items, loss from operations during the first quarter was ($4.9) million. Adjusted EBITDA (net income (loss) before net interest expense, taxes, depreciation and amortization and impairment of intangible assets) for the first quarter decreased to $18.0 million compared to $26.9 million in the first quarter of 2008. A reconciliation of Adjusted EBITDA to reported earnings can be found in the financial tables of this press release.
OUTLOOK
     The following statements are based on the Company’s current expectations. These statements are forward looking and actual results may differ materially. Factors affecting these forward-looking statements are detailed below.

     Brian Hanson, Executive Vice President and Chief Financial Officer, commented, “As a result of the continuing uncertainty surrounding the duration and severity of this economic downturn, we are updating our guidance for 2009 to better reflect current activity levels. We are continuing to run our business conservatively with the primary objective to generate cash flows and have taken a very deliberate approach to analyzing product and service demand in our business on a worldwide basis.
     “Based upon our first quarter results and current expectations, we are updating our overall guidance for 2009. We now anticipate 2009 consolidated revenues to range between $570 million and $630 million. Mainly as a result of the ARAM acquisition, and as adjusted for the write down of intangible assets in the first quarter, we now expect to book between $18 million and $20 million of non-cash amortization in 2009, which is an increase from the $14 million we incurred in 2008. We are anticipating interest expense of between $36 million and $40 million related to our outstanding debt. Consolidated gross margin percentage is expected to be down slightly from 2008 as a result of product sales mix, ranging from 29% to 32% due to the increase in amortization of intangibles partially offset by higher margin products, such as FireFly, DigiFIN, DigiSTREAMER® and Orca. At the same time, we recognize that our consolidated gross margin is highly sensitive to the overall sales mix of our portfolio of products and services. Operating expenses as a percentage of revenues are expected to range between 23% and 25% in 2009, excluding the special charges incurred in the first quarter. During the first quarter, we significantly reduced our sales, general and administrative and R&D spending for the year while at the same time continuing to fund key strategic programs and focusing on the adoption of our latest technology to position ION for the expected recovery. Even with lowered revenue guidance, we anticipate generating approximately $120 million to $160 million of Adjusted EBITDA in 2009, which is only slightly lower than our original guidance as a result of the significant cost reduction measures taken in the first quarter. Based upon these assumptions, and excluding the special charges in the first quarter, we anticipate 2009 earnings (losses) to be between ($0.04) and $0.12 per diluted share with an effective tax rate of 20% to 22%. Including these special charges, we anticipate 2009 losses to be between ($0.33) and ($0.17) per diluted share with an effective tax rate of 31% to 33%.

     “In anticipation of the continuing difficult and tight credit environment, we believe that our current operating plan will provide adequate liquidity for the remainder of the year. As we continue to sell our products and services and monetize our current inventory levels during the year, we anticipate that our cash levels will increase, and we will finish the year with a solid cash position.
     “We anticipate 2009 financial performance to be back-end loaded. This is mainly due to the budget/planning cycle of our larger contractor customers who formulate capital spending plans during the first quarter of each year. Additionally, the current level of uncertainty affecting the seismic industry and commodity prices and the timing of new vessel entrants into the market should also contribute to higher demand in the second half of the year. As a result, we anticipate our second quarter to be stronger than our first quarter, but that most of our 2009 earnings will come in the second half of the year.”
CONFERENCE CALL
     ION has scheduled a conference call for Thursday, May 7, 2009, at 10:00 a.m. Eastern Time. To participate in the conference call, dial 480-629-9726 at least 10 minutes before the call begins and ask for the ION conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until May 21, 2009. To access the replay, dial 303-590-3000 and use pass code 4062393#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call live over the Internet by visiting www.iongeo.com. Also, an archive of the web cast will be available shortly after the call on the Company’s website.
About ION
     ION is a leading provider of geophysical technology, services, and solutions for the global oil & gas industry. ION’s offerings allow E&P operators to obtain higher resolution images of the subsurface to reduce the risk of exploration and reservoir development, and enable seismic contractors to acquire geophysical data more efficiently. Additional information about ION is available at www.iongeo.com.
CONTACTS:
R. Brian Hanson
Chief Financial Officer
+1.281.879.3672
Jack Lascar
DRG&E
+1.713.529.6600
The information included herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements concerning estimated revenues, earnings and earnings per share for fiscal 2009, and estimated gross margins, Adjusted EBITDA and operating expenses as a percentage of revenue for fiscal 2009, future sales and market growth, future liquidity and cash levels, and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the timing and development of the Company’s products and services and market acceptance of the Company’s new and revised product offerings; risks associated with the economic downturn and the volatile credit environment; risks associated with the integration of ARAM’s business; risks associated with the Company’s level and terms of indebtedness; risks associated with competitors’ product offerings and pricing pressures resulting therefrom; the relatively small number of customers that the Company currently relies upon; the fact that a significant portion of the Company’s revenues is derived from foreign sales; the risks that sources of capital may not prove adequate; the Company’s inability to produce products to preserve and increase market share; collection of receivables; and technological and marketplace changes affecting the Company’s product line. Additional risk factors, which could affect actual results, are disclosed by the Company from time to time in its filings with the Securities and Exchange Commission (“SEC”), including its Annual Report on Form 10-K for the year ended December 31, 2008.
Tables to follow

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Product revenues	$59,476	$93,034
Service revenues	47,414	47,125

Total net revenues	106,890	140,159

Cost of products	40,031	59,617
Cost of services	33,163	32,148

Gross profit	33,696	48,394

Operating expenses:
Research, development and engineering	11,465	12,159
Marketing and sales	9,763	11,156
General and administrative	19,000	14,784
Impairment of intangible assets	38,044	—

Total operating expenses	78,272	38,099

Income (loss) from operations	(44,576)	10,295
Interest expense	(7,417)	(487)
Interest income	484	537
Other income (expense)	(22)	252

Income (loss) before income taxes	(51,531)	10,597
Income tax expense (benefit)	(13,963)	2,059

Net income (loss)	(37,568)	8,538
Preferred stock dividends	875	910

Net income (loss) applicable to common shares	$(38,443)	$7,628

Earnings (loss) per share:
Basic and diluted	$(0.39)	$0.08

Weighted average number of common shares outstanding:
Basic	99,743	93,969
Diluted	99,743	98,961

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$22,672	$35,172
Restricted cash	6,485	6,610
Accounts receivable, net	101,638	150,565
Current portion of notes receivable, net	6,917	11,665
Unbilled receivables	43,428	36,472
Inventories	271,980	262,519
Prepaid expenses and other current assets	16,512	20,386

Total current assets	469,632	523,389
Notes receivable	8,497	4,438
Deferred income tax asset	11,599	11,757
Property, plant, equipment and seismic rental equipment, net	61,828	59,129
Multi-client data library, net	93,916	89,519
Goodwill	49,355	49,772
Intangible assets, net	63,078	107,443
Other assets	15,959	15,984

Total assets	$773,864	$861,431

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Notes payable and current maturities of long-term debt	$70,389	$38,399
Accounts payable	71,638	94,586
Accrued expenses	57,637	77,046
Accrued multi-client data library royalties	19,772	28,044
Deferred revenue and other current liabilities	19,744	18,159

Total current liabilities	239,180	256,234
Long-term debt, net of current maturities	238,853	253,510
Non-current deferred income tax liability	6,124	22,713
Other long-term liabilities	3,935	3,904

Total liabilities	488,092	536,361

Stockholders’ equity:
Cumulative convertible preferred stock	68,786	68,786
Common stock	998	996
Additional paid-in capital	696,811	694,261
Accumulated deficit	(414,995)	(376,552)
Accumulated other comprehensive loss	(59,264)	(55,859)
Treasury stock	(6,564)	(6,562)

Total stockholders’ equity	285,772	325,070

Total liabilities and stockholders’ equity	$773,864	$861,431

ION GEOPHYSICAL CORPORATION AND SUBSIDIARIES
SUMMARY OF SEGMENT INFORMATION
(In thousands)
(Unaudited)

	Three Months Ended
	March 31,
	2009	2008
Net revenues:
Land Imaging Systems	$34,182	$49,888
Marine Imaging Systems	18,453	34,488
Data Management Solutions	7,246	9,166

Total ION Systems Division	59,881	93,542
ION Solutions Division	47,009	46,617

Total	$106,890	$140,159

Income (loss) from operations:
Land Imaging Systems	$(4,747)	$3,295
Marine Imaging Systems	2,761	10,001
Data Management Solutions	4,430	5,208

Total ION Systems Division	2,444	18,504
ION Solutions Division	5,206	6,227
Corporate	(14,182)	(14,436)
Impairment of intangible assets	(38,044)	—

Total	$(44,576)	$10,295

Reconciliation of Adjusted EBITDA to Net Income (Loss)
(Non-GAAP Measure)
(In thousands)
(Unaudited)
     Adjusted EBITDA is a Non-GAAP measurement that is presented as an additional indicator of operating performance and is not a substitute for net income (loss) or net income (loss) per share calculated under generally accepted accounting principals (GAAP). We believe that Adjusted EBITDA provides useful information to investors because it is an indicator of the strength and performance of our ongoing business operations, including our ability to service our debt. The calculation of Adjusted EBITDA shown below is based upon amounts derived from the company’s financial statements prepared in conformity with GAAP.

	Three Months Ended
	March 31,
	2009	2008

Net income (loss)	$(37,568)	$8,538
Interest expense	7,417	487
Interest income	(484)	(537)
Income tax expense (benefit)	(13,963)	2,059
Depreciation and amortization expense	24,542	16,394
Impairment of intangible assets	38,044	—

Adjusted EBITDA	$17,988	$26,941

Reconciliation of Special Charges to Diluted Earnings Per Share
(Non-GAAP Measure)
(In thousands, except per share data)
(Unaudited)
     The financial results are reported in accordance with generally accepted accounting principles (GAAP). However, management believes that certain non-GAAP performance measures may provide users of this financial information additional meaningful comparisons between current results and results in prior operating periods. One such non-GAAP financial measure is income (loss) from operations or net income (loss) excluding certain charges or amounts. This adjusted income amount is not a measure of financials performance under GAAP. Accordingly, it should not be considered as a substitute for operating income (loss), net income (loss) or other income data prepared in accordance with GAAP. See the table below for supplemental financial data and the corresponding reconciliation to GAAP financials for the three months ended March 31, 2009:

	Three Months Ended March 31, 2009
	As	Impairment	Restructuring	As
	Reported	Charges	Charges	Adjusted

Net revenues	$106,890	$—	$—	$106,890
Cost of sales	73,194	—	(517)	72,677

Gross profit	33,696	—	517	34,213
Operating expenses	78,272	(38,044)	(1,081)	39,147

Income (loss) from operations	(44,576)	38,044	1,598	(4,934)
Interest expense	(7,417)	—	—	(7,417)
Other income	462	—	—	462
Income tax expense (benefit)	(13,963)	11,033	559	(2,371)

Net income (loss)	(37,568)	27,011	1,039	(9,518)
Preferred stock dividends	875	—	—	875

Net income (loss) applicable to common shares	$(38,443)	$27,011	$1,039	$(10,393)

Basic and diluted earnings per share	$(0.39)			$(0.10)

Weighted average number of basic and diluted common shares outstanding	99,743			99,743
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